Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the Corporation is Integrated Spatial Information Solutions, Inc.

     SECOND: The following amendment to the Articles of Incorporation was duly adopted by a vote of the shareholders on April 30, 2002. The number of shares voted for the amendment was sufficient for approval.

     Article I of the Articles of Incorporation is amended to read as follows:

     The name of the corporation is PlanGraphics, Inc.

     THIRD: The name of the corporation has changed, and the new name of the corporation is PlanGraphics, Inc.

     FOURTH: The amendment does not effect a change in the amount of stated capital. The amendment does not require any exchange, reclassification, or cancellation of issued shares.

     Dated: May 2, 2002

     INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC.



     By: /S/ Fred Beisser
     --------------------
     Frederick G. Beisser
     Vice President - Finance & Administration
     And Secretary